Exhibit 99.1

News Announcement

For more information contact:

Omar Choucair

Chief Financial Officer

DG FastChannel, Inc.

972/581-2000

Joann Horne

Market Street Partners

415/445-3234

DG FastChannel ANNOUNCES $30 MILLION STOCK REPURCHASE PROGRAM;

PROVIDES Q3 & FULL YEAR 2010 OUTLOOK

Dallas, TX — August 30, 2010 — DG FastChannel, Inc. (NASDAQ:DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries, today announced that its Board of Directors has approved a $30 million stock repurchase program authorizing the Company to purchase up to $30 million of its common stock.

“We believe this share repurchase program is a good use of our cash, reflecting our strong belief in the value and opportunity for DG FastChannel,” said Scott Ginsburg, Chairman and CEO.

Purchases under the repurchase program may be made in open market or unsolicited negotiated transactions and are expected to comply with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The timing of purchases and the exact number of shares to be purchased will depend upon market conditions. The repurchase program does not require the Company to acquire a specific number of shares, and the repurchase program may be suspended from time to time or discontinued at any time. The cost of the shares that are repurchased will be funded from available working capital. Any shares repurchased under the program will be returned to the status of authorized but unissued shares of common stock.

Financial Outlook

Separately, the company provided a financial outlook for the third quarter and full year 2010.  For the three months ended September 30, 2010, the Company expects revenues of $51-53 million and EBITDA of $23-24 million.   For the full year the Company is comfortable with revenues of approximately $230 to $234 million and EBITDA of approximately $105 to $107 million.

Mr. Ginsburg commented, “While DG FastChannel’s pricing has remained stable and the HD business is strong, we are seeing normal seasonality in our SD volumes following a particularly strong Q2.  This seasonality is being exaggerated by the strong rebound in spending from the second to third quarter in 2009, which masked the normal seasonality.  In addition, the shift in our customer mix as we transition the Company’s Pathfire long-form platform from a wholesale to a full service business model has put short term pressure on revenues, but we expect that our new customer acquisitions will start to contribute in the fourth quarter. We remain confident that for the full year 2010, the Company expects to report approximately 22% year-over-year revenue growth and approximately 36% EBITDA growth, “ he concluded.

About DG FastChannel

DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively.  DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries.  Through its Unicast, Sourcecreative, and Springbox operating units, DG FastChannel is a leading Internet marketing technology company offering online marketing and advertising solutions through a powerful combination of proprietary visualization technology, and a premium rich media advertising platform for the creation, delivery and reporting of premium rich media.

The Company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, and digital asset management. The Company has online media distribution networks which link more than 5,000 advertisers, advertising agencies and content owners with more than 23,000 radio, television, cable, network and print publishing destinations and over 5,000 online publishers electronically throughout the United States, Canada, and Europe.  For more information visit www.dgfastchannel.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  These and other risks relating to DG FastChannel’s business are set forth in the Company’s filings with the Securities and Exchange Commission.  DG FastChannel assumes no obligation to publicly update or revise any forward-looking statements.